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                                                                      EXHIBIT 12

                              CARDINAL HEALTH, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            FOR THE FIVE YEARS ENDED
                                 JUNE 30, 2000
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
                                               June 30,         June 30,       June 30,        June 30,          June 30,
                                                 1996             1997           1998            1999              2000
                                             ------------     ------------    ------------    ------------    --------------
Earnings from continuing operations
     before income taxes                    ($141,905,000)    $565,635,000    $691,448,000    $785,254,000    $1,077,800,000

Add-Fixed Charges:
     Interest Expense                          62,110,000      107,249,000      94,684,000      99,547,000       119,318,000
     Interest Capitalized                              --          319,103       1,671,355       3,908,045         1,465,924
     Amortization of Debt Offering Costs        2,090,000        1,087,000         843,439       1,558,171         1,515,494
     Interest Portion of Rent Expense          20,802,336       24,054,248      24,623,639      27,836,361        32,929,996
                                            -------------     ------------    ------------    ------------    --------------
Total Fixed Charges                            85,002,336      132,709,351     121,822,433     132,849,577       155,229,414

Less: Interest Capitalized                             --         (319,103)     (1,671,355)     (3,908,045)       (1,465,924)
                                            -------------     ------------    ------------    ------------    --------------
Earnings as Adjusted                        ($ 56,902,664)    $698,025,248    $811,599,078    $914,195,532    $1,231,563,490
                                            =============     ============    ============    ============    ==============

Ratio of Earnings to Fixed Charges                   (0.7)             5.3             6.7             6.9               7.9
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